Exhibit 99.1
Contact: David Reavis     (216) 429-5036
For release Monday, January 30, 2017
TFS Financial Corporation Earnings Remain Strong as Housing Sector Continues to Improve

(Cleveland, OH - January 30, 2017) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three month period ended December 31, 2016.
The Company reported net income of $19.6 million for the quarter ended December 31, 2016, compared to net income of $17.9 million for the quarter ended December 31, 2015. The increase in net income for the quarter is the result of a combination of higher net interest income, lower non-interest expenses and a lower effective rate used to calculate income tax expense (in accordance with recently adopted accounting guidance), partially offset by the elimination of the negative provision for loan losses and a decrease in non-interest income.
“Our earnings remained strong this quarter thanks in part to continued overall loan growth,” said Marc A. Stefanski, chairman and CEO. “Borrowers took advantage of our low interest rates to refinance before anticipated market rate increases, and rising home values have allowed them to use the additional equity in their homes.  Our home purchase mortgage originations were up 40% compared to the first quarter of fiscal 2016, signaling a continued recovery in the housing market.   Additionally, loan growth in our expansion states accounted for 31% of our $944 million in overall loan originations last quarter.  This keeps us optimistic about the housing industry and continued success at Third Federal.”
Net interest income was slightly higher than the prior year quarter, as the increase in interest income in the current period was more than the increase in interest expense. Interest income was higher as the increase in the average balance of interest-earning assets, mainly loans, more than offset the lower weighted average yield earned on those assets. The average cost of our interest-bearing liabilities was lower in the current year, mainly from an increase in the balance of short-term borrowings, but that benefit was more than offset by the increase in the average balance of interest-bearing liabilities. Net interest income was $68.2 million for the quarter ended December 31, 2016 and $67.6 million for the quarter ended December 31, 2015. The interest rate spread for the quarter ended December 31, 2016 was 2.03% compared to 2.10% in the same quarter last year. The net interest margin for the quarter ended December 31, 2016 was 2.16% compared to 2.25% in the same quarter last year.
The Company did not record a provision for loan losses for the three months ended December 31, 2016 compared to a $1.0 million negative provision for the three months ended December 31, 2015. The Company reported $1.3 million of net loan charge-offs for each of the three months ended December 31, 2016 and December 31, 2015. Gross loan charge-offs were $4.0 million for the three months ended December 31, 2016 and $4.2 million for the three months ended December 31, 2015. while loan recoveries were $2.7 million in the current quarter and $2.9 million in the prior year quarter. Of the $1.3 million of net charge-offs in the current year period, $0.3 million occurred in the equity loans and lines of credit portfolio, $0.5 million occurred in the residential core portfolio and $0.5 million occurred in the Home Today portfolio. The Home Today portfolio was an affordable housing program targeted toward low and moderate income home buyers, which totaled $118.6 million at December 31, 2016 and $121.9 million at September 30, 2016. The allowance for loan losses was $60.4 million, or 0.51% of total loans receivable, at December 31, 2016, compared to $61.8 million, or 0.52% of total loans receivable, at September 30, 2016.

Non-accrual loans decreased $2.6 million to $87.4 million, or 0.73% of total loans, at December 31, 2016 from $90.0 million, or 0.76% of total loans, at September 30, 2016. The $2.6 million decrease in non-accrual loans for the quarter ended December 31, 2016 consisted of a $2.3 million decrease in the residential core portfolio; a $0.6 million increase in the Home Today portfolio; and a $0.9 million decrease in the equity loans and lines of credit portfolio.
Total loan delinquencies decreased $0.7 million to $51.3 million, or 0.43% of total loans receivable, at December 31, 2016 from $52.0 million, or 0.44% of total loans receivable, at September 30, 2016.
Total troubled debt restructurings decreased $2.6 million at December 31, 2016, to $168.0 million from $170.6 million at September 30, 2016. Of the $168.0 million of troubled debt restructurings recorded at December 31, 2016, $92.4 million was in the residential core portfolio, $47.5 million was in the Home Today portfolio, and $28.1 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $63.0 million at December 31, 2016 and $63.7 million at September 30, 2016.

Total non-interest income decreased $0.7 million, to $5.4 million, for the three months ended December 31, 2016, from $6.1 million for the three months ended December 31, 2015, with a decrease in death benefits from life insurance contracts being the primary reason.
Total non-interest expenses decreased $2.3 million, to $45.3 million, for the three months ended December 31, 2016, from $47.6 million for the three months ended December 31, 2015, with decreases in compensation and real estate owned expenses being the main reasons. Lower levels of real estate owned assets and improved execution on the disposition of those assets helped contribute to the lower expense level. Real estate owned assets were $5.7 million at December 31, 2016 and $14.3 million at December 31, 2015.
Total income tax expense decreased by $0.5 million, to $8.7 million, for the three months ended December 31, 2016, from $9.3 million for the three months ended December 31, 2015, due to a lower effective tax rate as a result of recognizing $0.9 million of excess tax benefits in the current year period related to stock based compensation. Effective October 1, 2016, the Company adopted ASU 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under this standard, excess tax benefits and tax deficiencies are recognized in the provision for income taxes on the consolidated statement of operations. Previously they were recognized as part of paid-in capital in shareholders' equity.
Total assets increased by $283.8 million, or 2%, to $13.19 billion at December 31, 2016 from $12.91 billion at September 30, 2016. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $101.5 million, or 14%, to $850.6 million at December 31, 2016 from $749.1 million at September 30, 2016.
The combination of loans held for investment, net and mortgage loans held for sale increased $181.2 million, or 2%, to $11.89 billion at December 31, 2016 from $11.71 billion at September 30, 2016. Residential core mortgage loans, including those held for sale, increased $191.3 million during the three months ended December 31, 2016, while the home equity loans and lines of credit portfolio decreased $12.2 million. Total first mortgage loan originations were $708.1 million for the three months ended December 31, 2016 and $451.1 million for the three months ended December 31, 2015. The current period originations were 46% adjustable rate mortgages and 20% fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $236.0 million for the three months ended December 31, 2016 and $78.1 million for the three months ended December 31, 2015. During the three months ended December 31, 2016, loan sales of $72.5 million were completed, consisting of $29.9 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under existing contracts, $4.2 million of fixed-rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II) and $38.4 of fixed rate loans delivered to the FHLB under their Mortgage Purchase Program. Net gain on the sale of these loans was $0.9 million. Interest rate movements during the current quarter contributed to the lower percentage gains recognized than the previous year quarter. During the three months ended December 31, 2015, loan sales of $27.8 million were completed, consisting of $24.4 million of fixed-rate first mortgage loans to Fannie Mae and $3.4 million of fixed-rate loans that qualified under HARP II. Net gain on the sale of these loans was $0.8 million.
Deposits decreased 1%, to $8.24 billion at December 31, 2016 from $8.33 billion at September 30, 2016. The decrease in deposits was the result of a $9.0 million increase in our savings accounts, a $21.5 million increase in our checking accounts, and a $125.9 million decrease in our certificates of deposit ("CDs") for the three months ended December 31, 2016. To manage the cost and duration of our funds, maturing CDs were replaced by other savings products or borrowed funds from the FHLB, as needed. Total deposits include $539.8 million of brokered CDs at each of December 31, 2016 and September 30, 2016.
Borrowed funds, all from the FHLB, increased $330.6 million, to $3.05 billion at December 31, 2016 from $2.72 billion at September 30, 2016, as loan growth led to increased cash demands. This increase reflects a combination of an additional $100.0 million of five-year term advances and $249.0 million of overnight advances, partially offset by other principal repayments. The new five-year term advances are actually 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts.
Accrued expenses and other liabilities increased $52.9, to $106.6 million at December 31, 2016 from $53.7 million at September 30, 2016. This change primarily reflects the cyclical nature of real estate tax payments that have been collected from borrowers and are in the process of being remitted to various taxing agencies.

Total shareholders' equity increased $4.9 million, or less than 1%, to $1.67 billion at December 31, 2016 from $1.66 billion at September 30, 2016. Activity reflects $19.6 million of net income in the current fiscal year reduced by $16.1 million of repurchases of common stock and a quarterly dividend of $6.4 million and was further impacted by a combination of adjustments related to our stock compensation plan, ESOP and accumulated other comprehensive loss. A total of 896,000 shares of our common stock were repurchased at an average cost of $17.99 per share during the quarter ended December 31, 2016. At December 31, 2016, there were 3,500 shares remaining to be purchased under the Company's seventh repurchase program and 10,000,000 shares remaining to be purchased under the Company's eighth repurchase program, which will commence following the completion of the seventh program. The Company declared and paid a quarterly dividend of $0.125 per share during the quarter ended December 31, 2016. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 80% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 26, 2016 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $0.25 per share of future possible dividends to be declared on the Company’s common stock during the two quarters ending March 31, 2017 and June 30, 2017.

Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At December 31, 2016 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.08%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.32% and its total capital ratio was 21.17%. Additionally, the Company's Tier 1 leverage ratio was 12.82%, its Common Equity Tier 1 and Tier 1 ratios were each 23.47% and its total capital ratio was 24.32%.

The Association's current capital ratios reflect $81 million of dividends that the Association made to the Company, its sole shareholder, during the quarter ended December 31, 2016. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of December 31, 2016 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link under the "About Us" table, beginning January 30, 2017. Consistent with our recent history, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of December 31, 2016, the Company’s assets totaled $13.2 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	December 31, 2016	September 30, 2016
ASSETS
Cash and due from banks	$39,521	$27,914
Interest-earning cash equivalents	286,890	203,325
Cash and cash equivalents	326,411	231,239
Investment securities available for sale (amortized cost $532,809 and $517,228, respectively)	524,175	517,866
Mortgage loans held for sale, at lower of cost or market ($8,205 and $0 measured at fair value, respectively)	8,205	4,686
Loans held for investment, net:
Mortgage loans	11,921,485	11,748,099
Other loans	3,173	3,116
Deferred loan expenses, net	22,318	19,384
Allowance for loan losses	(60,447)	(61,795)
Loans, net	11,886,529	11,708,804
Mortgage loan servicing assets, net	8,645	8,852
Federal Home Loan Bank stock, at cost	75,809	69,853
Real estate owned	5,661	6,803
Premises, equipment, and software, net	59,952	61,003
Accrued interest receivable	33,082	32,818
Bank owned life insurance contracts	201,724	200,144
Other assets	59,682	63,994
TOTAL ASSETS	$13,189,875	$12,906,062
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,235,989	$8,331,368
Borrowed funds	3,049,367	2,718,795
Borrowers’ advances for insurance and taxes	86,668	92,313
Principal, interest, and related escrow owed on loans serviced	45,961	49,401
Accrued expenses and other liabilities	106,557	53,727
Total liabilities	11,524,542	11,245,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 283,511,967 and 284,219,019 outstanding at December 31, 2016 and September 30, 2016, respectively	3,323	3,323
Paid-in capital	1,718,085	1,716,818
Treasury stock, at cost; 48,806,783 and 48,099,731 shares at December 31, 2016 and September 30, 2016, respectively	(699,132)	(681,569)
Unallocated ESOP shares	(56,334)	(57,418)
Retained earnings—substantially restricted	712,079	698,930
Accumulated other comprehensive loss	(12,688)	(19,626)
Total shareholders’ equity	1,665,333	1,660,458
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,189,875	$12,906,062

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended December 31,
	2016	2015
INTEREST INCOME:
Loans, including fees	$95,380	$93,174
Investment securities available for sale	1,853	2,471
Other interest and dividend earning assets	981	786
Total interest and dividend income	98,214	96,431
INTEREST EXPENSE:
Deposits	22,057	22,439
Borrowed funds	7,927	6,351
Total interest expense	29,984	28,790
NET INTEREST INCOME	68,230	67,641
PROVISION FOR LOAN LOSSES	—	(1,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	68,230	68,641
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,776	1,969
Net gain on the sale of loans	883	825
Increase in and death benefits from bank owned life insurance contracts	1,604	2,343
Other	1,105	980
Total non-interest income	5,368	6,117
NON-INTEREST EXPENSE:
Salaries and employee benefits	24,020	24,948
Marketing services	4,535	4,321
Office property, equipment and software	5,873	5,763
Federal insurance premium and assessments	2,272	2,829
State franchise tax	1,354	1,448
Real estate owned expense, net	1,051	2,161
Other operating expenses	6,157	6,163
Total non-interest expense	45,262	47,633
INCOME BEFORE INCOME TAXES	28,336	27,125
INCOME TAX EXPENSE	8,726	9,274
NET INCOME	$19,610	$17,851

Earnings per share—basic and diluted	$0.07	$0.06
Weighted average shares outstanding
Basic	277,925,724	283,834,670
Diluted	280,272,455	286,340,053

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$202,236	$279	0.55%	$122,006	$86	0.28%
Investment securities	—	—	—%	647	2	1.24%
Mortgage-backed securities	522,938	1,853	1.42%	582,106	2,469	1.70%
Loans (1)	11,816,778	95,380	3.23%	11,235,008	93,174	3.32%
Federal Home Loan Bank stock	71,654	702	3.92%	69,470	700	4.03%
Total interest-earning assets	12,613,606	98,214	3.11%	12,009,237	96,431	3.21%
Noninterest-earning assets	343,064			326,466
Total assets	$12,956,670			$12,335,703
Interest-bearing liabilities:
Checking accounts	$989,252	$230	0.09%	$993,491	$340	0.14%
Savings accounts	1,520,395	529	0.14%	1,602,112	744	0.19%
Certificates of deposit	5,752,770	21,298	1.48%	5,676,093	21,355	1.50%
Borrowed funds	2,801,999	7,927	1.13%	2,123,294	6,351	1.20%
Total interest-bearing liabilities	11,064,416	29,984	1.08%	10,394,990	28,790	1.11%
Noninterest-bearing liabilities	224,858			211,183
Total liabilities	11,289,274			10,606,173
Shareholders’ equity	1,667,396			1,729,529
Total liabilities and shareholders’ equity	$12,956,670			$12,335,702
Net interest income		$68,230			$67,641
Interest rate spread (2)(3)			2.03%			2.10%
Net interest-earning assets (4)	$1,549,190			$1,614,247
Net interest margin (2)(5)		2.16%			2.25%
Average interest-earning assets to average interest-bearing liabilities	114.00%			115.53%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.